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Mark George, CFO for Norfolk Southern Corporation, and Melissa Schaeffer, CFO for
Air Products and Chemicals, Inc., Join Trane Technologies Board of Directors

SWORDS, Ireland — Oct. 14, 2022 — Trane Technologies (NYSE: TT), a global climate innovator, today announced that its Board of Directors has appointed two new members, Mark George and Melissa Schaeffer.

“Mark and Melissa will add valuable strategic and financial insights to our Board of Directors as we continue to grow and innovate for a healthier, more sustainable world,” said Dave Regnery, chair and CEO of Trane Technologies. “Mark brings extensive leadership and business development experience, with deep financial acumen and industry knowledge. Melissa has a passion for leadership and widespread global experience in finance, business transformation and risk management. We will benefit greatly from these diverse new perspectives.”

Mark George, EVP and Chief Financial Officer, Norfolk Southern Corporation

George brings more than 30 years of financial and business development experience in global, industrial markets. He has served as executive vice president and chief financial officer for Norfolk Southern Corporation (NYSE: NSC) since 2019. Previously, he spent more than 30 years with United Technologies Corporation (UTC) in various executive leadership roles across multiple business segments. During his tenure with UTC, he served as chief financial officer for Carrier as well as the Otis Elevator Company. George also has had responsibility for business strategy, business development and information technology.

George holds a Bachelor’s degree in Finance from Central Connecticut State University and a Master of Business Administration from the Rensselaer Polytechnic Institute at Hartford.

George will serve on the Human Resources and Compensation and the Sustainability, Corporate Governance and Nominating Committees of the Board of Directors.

Melissa Schaeffer, SVP and Chief Financial Officer, Air Products and Chemicals, Inc.

Schaeffer has been a finance leader in the industrial sector for more than twenty years. She currently serves as senior vice president and chief financial officer for Air Products and Chemicals, Inc. (NYSE: APD), leading the company’s worldwide financial and transactional business services organization. She also serves as a board member and Audit Committee chair for several of the company’s largest strategic joint ventures. Prior to joining Air Products and Chemicals in 2016, Schaeffer served as global director of internal audit and enterprise risk management for Trinseo, and also spent several years with Ernst & Young working with a variety of companies on business strategy and transformation.

Schaeffer holds a Bachelor’s degree in Accounting and Finance from Indiana University and a Master of Business Administration from Villanova University.

Schaeffer will serve on the Audit and Finance Committees of the Board of the Directors.

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About Trane Technologies
Trane Technologies is a global climate innovator. Through our strategic brands Trane® and Thermo King®, and our portfolio of environmentally responsible products and services, we bring efficient and sustainable climate solutions to buildings, homes, and transportation. For more on Trane Technologies, visit tranetechologies.com.